Exhibit 15.3

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-267919) and Form S-8 (Nos. 333-256675 and 333-265313) of our report dated July 18, 2025, relating to the consolidated financial statements of Boqii Holding Limited (the “Company”) which is included in this Form 20-F of the Company for the years ended March 31, 2025, and for each of the three years in the period ended March 31, 2025.

/s/ Assentsure PAC

Singapore

July 18, 2025